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                        TO BE EFFECTIVE NOVEMBER 15, 2001

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                           STRONG DISCOVERY FUND, INC.

         The undersigned Vice President and Secretary of Strong Discovery Fund, Inc. (the "Corporation"), hereby certifies that, in accordance with Section
180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to redesignate the Corporation's shares of Common Stock as the Investor series of the Strong Discovery Fund as indicated below.

         "Paragraph A of Article IV is amended by deleting Paragraph A and inserting the following as a new paragraph:

         `A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.001 per share. Subject to the following paragraph the authorized shares are classified as follows:

CLASS                                       SERIES                     AUTHORIZED NUMBER OF SHARES

Strong Discovery Fund                       Investor                   Indefinite'"

         This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on November 9, 2001 in accordance with Section
180.1002 and 180.0602 of the Wisconsin Statutes. Shareholder approval was not required.

         Executed in duplicate this 12th day of November, 2001.

                                  STRONG DISCOVERY FUND, INC.


                                  By:  /S/ELIZABETH N. COHERNOUR
                                       ----------------------------------------
                                       Elizabeth N. Cohernour, Vice President
                                       and Secretary

This instrument was drafted by:

Kerry A. Jung
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051